                                                                     EXHIBIT 4.1


                      [Indian Currency -- 100 Rupee Note]
==============================================================================

                            DATED FEBRUARY 5, 1999


                            SATYAM INFOWAY LIMITED


                                      and


                       SATYAM COMPUTER SERVICES LIMITED


                                      and


                           SOUTH ASIA REGIONAL FUND


                                      and


                              MR B RAMALINGA RAJU


                   ________________________________________


                     SHARE SUBSCRIPTION AND SHAREHOLDERS'
                                   AGREEMENT


                      relating to Satyam Infoway Limited

==============================================================================

                                    PARTIES

(1)   SATYAM INFOWAY LIMITED ("the Company")

(2)   SATYAM COMPUTER SERVICES LIMITED ("the Sponsor")

(3)   SOUTH ASIA REGIONAL FUND ("SARF")

(4)   MR B RAMALINGA RAJU ("MR RAMALINGA RAJU")

Section                                                                     Page
 1.  INTERPRETATION......................................................      5
 2.  REPRESENTATIONS AND WARRANTIES......................................      5
 3.  CONDITIONS PRECEDENT................................................      5
 4.  SUBSCRIPTION........................................................      6
 5.  COVENANTS...........................................................      7
 6.  DIRECTORS AND MANAGEMENT............................................     14
 7.  PROVISION OF SERVICES...............................................     16
 8.  FINANCING...........................................................     16
 9.  DIVIDENDS...........................................................     17
10.  ENFORCEMENT OF COMPANY'S RIGHTS.....................................     17
11.  ACTIONS TO BE TAKEN BY BOARD RESOLUTION OR BY SHAREHOLDER CONSENT...     18
12.  DEALING IN SHARES...................................................     22
13.  LISTING.............................................................     23
14.  TAG ALONG PROVISIONS................................................     25
15.  WARRANTS............................................................     26
16.  EXIT OPTIONS........................................................     29
17.  COVENANTS NOT TO COMPETE............................................     31
18.  COMPLIANCE WITH THIS AGREEMENT AND THE ARTICLES.....................     33

19.  TERMINATION.........................................................   33
20.  CONFIDENTIALITY.....................................................   34
21.  COSTS...............................................................   36
22.  ARBITRATION.........................................................   36
23.  MISCELLANEOUS.......................................................   39
24.  SCHEDULES 1 to 9....................................................   44
25.  APPENDICES..........................................................   80

 THIS AGREEMENT is made by way of deed the      day of                1998
BETWEEN -

(1) SATYAM INFOWAY LIMITED whose registered office is at Mayfair Centre, S.P. Road, Secunderabad Andhra Pradesh, India Pin Code 500 003 ("the Company");

(2) SATYAM COMPUTER SERVICES LIMITED, whose registered office is at Mayfair Centre, S.P. Road, Secunderabad, Andhra Pradesh, India 500 003 a company based in Hyderabad, India ("the Sponsor");

(3) SOUTH ASIA REGIONAL FUND a company, incorporated in Mauritius and having its registered office at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius ("SARF"); and

(4) MR B. RAMALINGA RAJU, son of Mr. B. Satyanarayana Raju, aged about 42 years, presently residing at Plot # 1242, Road No 62, Jubilee Hills, Hyderabad, A.P., India 500 003 ("Mr. B. Ramalinga Raju").

WHEREAS -

A     The Company intends to carry out the Project described in Schedule 1.

B The Company has estimated that as at 1st day of August 1998 the cost of the Project would amount to Rs 504.50 million made up as shown in Part I of Schedule 2 and the Company intends to finance such cost in the manner shown in Part II of that Schedule.

C SARF has agreed to subscribe and pay in cash for 3,000,000 (Three million) Shares of 10 Rs each in the capital of the Company at a price of 70 Rs per Share subject to and upon the terms hereinafter appearing.

D The Sponsor has agreed to subscribe and pay in cash for 750,000 (Seven Hundred and Fifty Thousand) Shares of 10 Rs each in the capital of the Company at a price of 70 Rs per Share subject to and upon the terms hereinafter appearing.

E The parties have also agreed to enter into certain commitments and to regulate the exercise of their rights in relation to the Company in the manner hereinafter appearing.

I         INTERPRETATION

1.1 Terms used in this Agreement shall, except where the context otherwise requires, have the meaning set out in Schedule 7.

2         REPRESENTATIONS AND WARRANTIES

2.1 The Company and the Sponsor acknowledge that SARF has entered into this Agreement in reliance on the warranties and representations by the Company and the Sponsor set out in Schedule 5 and the Company and the Sponsor hereby accordingly jointly and severally represent and warrant to SARF that the statements set out in Schedule 5 are true and accurate.

3.        CONDITIONS PRECEDENT

3.1 The obligations of SARF to the Company hereunder are subject to the condition that SARF shall have received all of the documents, items and evidence specified in Schedule 3, in each case in form and substance satisfactory to SARF, or, as the case may be, shall be satisfied as to the matters therein specified and that SARF shall have notified the Company in writing of such satisfaction. In addition the Sponsor and the Company agree that the representations and the Warranties referred to in Clause 2.1 will be repeated mutatis mutandis for the benefit of SARF immediately prior to the subscription for the Shares by SARF referred to in Clause 4.

3.2. If any of the conditions referred to in Clause 3.1 are waived or deferred by SARF, SARF may attach to such waiver or deferral such requirements and further on other conditions as SARF thinks fit.

3.3 If any of the conditions referred to in Clause 3.1 shall not have been fulfilled to SARF's satisfaction before the expiry of 90 days from the date of hereof for such extended period as SARF may approve in writing, any obligations on the part of SARF then subsisting under this Agreement shall cease.

4.        SUBSCRIPTION

4.1 The Sponsor and SARF (subject to Clauses 3.1 and 4.2) each undertake for the benefit of the other and the Company to subscribe for, and against payment in full of the relative Subscription Monies, and the Company undertakes for the benefit of each of the Shareholders to allot or to procure the allotment of, the following Shares -

                Applicant              No. of ordinary 10 Rs Shares

                Sponsor                750,000

                SARF                   3,000,000

4.2 SARF shall not be required to subscribe for the Shares specified opposite its name in Clause 4.1 until the Sponsor shall have subscribed and paid in full for all of the Shares specified opposite its name in Clause 4.1 and such Shares have been allotted to it.

4.3 Promptly following the allotment of Shares to the Sponsor and subject to Clause 3, SARF shall pay the Subscription Monies due from it.

4.4 The Company shall allot and issue to the relevant Shareholder the Shares (credited as fully paid) subscribed for, free of all encumbrances of any kind and deliver to each Shareholder share certificates constituting valid title to the Shares subscribed for by such Shareholder pursuant to the terms of this Agreement, such certificates to be denominated in lots of 50,000 Shares. In addition, the Company will furnish the relevant Shareholder with evidence satisfactory to that Shareholder, that all necessary corporate formalities (including registration in the register of members of the Company) in connection with the issue of such Shares have been completed, and, will deliver a statement giving details of the entire issued share capital of the

          Company and the amount paid up thereon as at the date of issue referred to in this Clause 4.4.

4.5. The Subscription Monies received pursuant to Clause 4.1 shall be exclusively applied by the Company towards the Project.

4.6. On execution of this Agreement the Company will forthwith pay to (a) SARF a Documentation fee of US$17,500 and (b) CDC Advisors Private Limited an Advisory fee of the Indian Rupee equivalent of US$17,500, calculated by reference to the average middle spot price for buying Indian Rupees from Barclays Bank plc (London) on the business day immediately preceding, the date of execution of this Agreement.

5         COVENANTS

5.1 Without prejudice to the provisions of Clause 11 the Company will, and the Sponsor will procure that the Company will:

5.1.1 carry out and complete the Project with due diligence and efficiency and in accordance with sound commercial, financial and business practices;

5.1.2 except as SARF may otherwise agree in writing, cause all subscription moneys paid by SARF and the Sponsor hereunder to be applied exclusively to the cost of the Project;

5.1.3 furnish to SARF promptly upon their preparation all programmes, plans, specifications, reports and contract documents relating to the Project or business of the Company (or any part thereof) and any material modifications thereof in such detail as SARF shall request;

5.1.4 retain until at least one year after the Closing Date all records (including payroll records, invoices, bills and receipts) evidencing expenditure on account of the Project;

5.1.5 promptly after completion of the Project but in any event not later than 30 days after the Closing Date or such later date as may be agreed for this purpose between the Company and SARF, prepare and furnish to SARF at the Company's expense a report of such scope and in such detail as SARF shall reasonably request on the execution and initial operation of the Project, the cost and the benefits derived and to be derived therefrom, and the performance by the Company of its obligations under this Agreement;

5.1.6 at the request of SARF exchange views with SARF with regard to the progress of the Project and the performance of the Company's obligations under this Agreement;

5.1.7 promptly inform SARF of any circumstance or event which interferes or threatens to interfere with the carrying out of the Project or the performance by the Company of any of its obligations hereunder or which will increase or threaten to increase materially the estimated cost of the Project;

5.1.8 maintain ecological, environmental and occupational health and safety standards satisfactory to SARF and in accordance with World Bank Environmental and Safety Guidelines and with the laws and guidelines of India relevant to its operations, and furnish to SARF an annual compliance report thereon within 3 months after the end of each Financial Year;

5.1.9 carry on its undertaking properly and efficiently and in accordance with sound administrative, business and financial practices and pay promptly all Taxes and relevant fees;

5.1.10 in accordance with sound commercial practice and in a form to be acceptable to SARF, insure and keep adequately insured its business and assets to their full reinstatement value against fire, accidental damage, storm and flood and all such risks as should prudently be insured against or as SARF may reasonably require with reputable insurers acceptable to SARF;

5.1.11 to the extent such insurance is available to the Company in India, insure against any and all losses and costs incurred (whether pursuant to litigation or otherwise) in relation to claims made by customers relating to any problems associated with the Company being Year 2000 Compliant;

5.1.12 within 14 days after the end of each Financial Year submit to SARF a certificate showing the assets insured pursuant to Clause 5.1.10 and 5.1.11, the respective amounts of cover for such assets, the risks insured against and the names of the insurers together with any excesses and exclusions to which any such insurance may be subject;

5.1.13 keep such of its assets as are of a repairable nature in good repair and condition;

5.1.14 take all steps within its powers to obtain, maintain and when necessary renew all rights, powers, privileges, licences, consents, approvals and agreements the benefit of which it may enjoy from time to time and which may be of material benefit to it or the Project and defend any action, claim or other proceedings in any court or tribunal which may be brought against it by any person including, but without limitation all intellectual property licenses and the Internet Services Provisions Licence ("ISPL") granted by the Government of India to the Company dated 820 - 49/98 - LR dated Nov 12, 1998;

5.1.15 promptly inform SARF of, any default or any breach of any loan agreement or other agreement or arrangements which would have a material effect on the business of the Company (and of the steps if any being taken to remedy the same), any material adverse financial condition of the Company or the Project, any event likely to lead to such a change and any major litigation which has commenced or which is, to the best of the Company's knowledge or belief, threatened against the Company;

5.1.16 operate a proper and efficient accounting system and maintain books of account and other records (in the English language) adequate to reflect truly and fairly, and in conformity with generally accepted accounting principles consistently applied, the financial position of the Company;

5.1.17 procure that its accounts are audited at least twice in every financial year by auditors acceptable to SARF. The Company will cause the auditors of the Company to directly communicate with SARF to provide specific financial and accounting information sought by SARF (substantially in the form set out in Schedule 6);

5.1.18    furnish to SARF-

5.1.18.1 within thirty (30) days of the end of each quarter of each Financial Year, two copies of each of (a) the management accounts of the Company for such quarter; (b) a balance sheet showing the Company's state of affairs at the end of such quarter and (c) a report on the physical and financial progress and prospects of the Company's operations (including the Project) at the end of the quarter;

5.1.18.2 as soon as they are available and in any case within 6 calendar weeks after the end of each half yearly audit accounting period of the Company, two copies of each of (a) the audited accounts of the Company for such half yearly period, (b) the auditors' report thereon (such report to include separate confirmation to SARF from the auditors of the Company as to the matters referred to in paragraph 6 of Schedule
          3) and (c) any management letter or other document referred to therein;

5.18.1.3 copies of any other report or communication received by the Company from its auditors relating to the financial position or affairs of the Company which is of a material nature;

5.1.18.4 at least 1 calendar month before the beginning of each Financial Year, two copies of each of (a) the Company's projected balance sheets at the beginning and end of such Financial Year, (b) estimated quarterly trading and profit and loss accounts for such Financial Year, (c) a quarterly statement of the physical and financial programme and basic assumptions on which items (a) and (b) are based (d) a statement showing, the estimated source and application of funds for such Financial Year, and (e) a business and operations plan complete with marketing plans, product launch and manpower plan; all of the above to be prepared taking into consideration anticipated exchange rate movements;

5.1.18.5 forthwith on request such further information concerning the Company's operations and affairs as SARF may from time to time reasonably request;

5.1.19 permit duly authorised representatives and agents of SARF at any time and from time to time (on reasonable notice - except where SARF suspects that the Company is involved in fraudulent or similar activity where SARF will not be required to provide notice) to have access to and to inspect the Company's land and premises and its accounting and other records and permit such representatives and agents to take copies of or extracts from any such accounting and other records as aforesaid;

5.1.20 employ suitable qualified and experienced staff in adequate numbers and obtain such technical, financial and other advice as may from time to time be necessary to ensure the efficient conduct of its operations;

5.1.21 comply at all times with all applicable laws, rules, regulations, authorisations and licences relating to the Project, the Company's undertaking and the allotment and issue of Shares and/or Warrants contemplated by this Agreement;

5.1.22 comply in all respects with the terms and conditions of all Environmental Licences and all Environmental Laws which in either case affect the Project;

5.1.23 promptly upon receipt of all notifications of the same notify SARF of any claim, notice or other communication received by it in respect of any actual or alleged breach of any Environmental Law or Environmental Licence which in either case affects the Project;

5.1.24 at all times ensure that the Memorandum of Association and Articles of Association of the Company are consistent with the provisions of this Agreement (including inter alia for the avoidance of doubt taking forthwith all steps necessary to incorporate the provisions of Clauses 6, 9, 11, 12, 14 and 15 of this Agreement into the Articles of Association of the Company) (including in addition making any necessary amendments requested by SARF); and

5.1.25 take all necessary steps to ensure that the Warrants once issued remain exercisable in accordance with their terms.

5.2       Unless agreed to the contrary by SARF, the Sponsor will:

5.2.1 provide a guarantee for all the long term debt related obligations of the Company when required to do so by the Company;

5.2.2 not share any resources with the Company and will build and maintain the Company's business independently of its own;

5.2.3 procure that the Board of the Company comprises a majority of independent non-executive Directors agreeable to SARF;

5.2.4 unconditionally and indefinitely allow the Company to use the Brand name "Satyam" ("the Brand Name"), together with any associated logos, copyrights and ancillary rights, (being registered in India) free of charge, so long as SCSL continues to be the largest shareholder of the Company;

5.3       The Sponsor hereby agrees -

5.3.1 to immediately advise SARF on becoming aware of the occurrence of or the likelihood of an occurrence of any of the events set out in Clause 16.1;

5.3.2 to the listing, and sale of such number of its Shares as SARF may require pursuant to Clause 16.2, and will take all steps necessary (corporate and otherwise) to comply with such request including but not limited to complying with any requests, rules and regulations of the relevant stock exchange; and

5.3.3 that if SARF decides to exercise the Exit Option set out in Clause 16.2.2, to carry out all actions reasonably in its control, to facilitate such a trade sale; and

5.3.4 to take all steps necessary to alter the Articles of Association of the Company (including voting in favour of such alteration) in accordance with Clause 5.1.24.

5.4       Mr. Ramalinga Raju hereby agrees -

5.4.1 to immediately advise SARF on becoming aware of the occurrence of or the likelihood of an occurrence of any of the events set out in Clause 16.1;

5.4.2 to cause the listing and sale of such number of Shares of the Company in which the Sponsor is interested as SARF may require pursuant to Clause 16.2 and will take all steps necessary (corporate or otherwise) to comply with such request including, but not limited to complying with any requests, rules and regulations of the relevant stock exchange; and

5.4.3 that if SARF decides to exercise the Exit Option set out in Clause 16.2.2, to carry out all actions reasonably in his control, to facilitate such trade sale.

6         DIRECTORS AND MANAGEMENT

6.1 SARF shall, for so long as it owns at least 7.5% of the issued ordinary share capital of the Company be entitled, by notice in writing to the Company, to nominate one Director to the Board of the Company and to require the removal or substitution of any such Director appointed by it. The Sponsor hereby agrees at all times to take all actions necessary or appropriate to enable SARF to exercise its right to such nomination, removal or substitution, including by voting in favour of any such nomination, removal or substitution both at shareholders' meetings and Board meetings.

6.2 The Sponsor shall be entitled, by notice in writing to the Company, to nominate 4 (four) Directors of the Board of the Company and to require the removal of substitution of any such Director approved by it. SARF hereby agrees at all times to take all actions necessary and appropriate to enable the Sponsor to exercise its right to such nomination, removal or substitution, including voting in favour of such nomination, removal or substitution both at shareholders meetings and Board meetings.

6.3 Unless otherwise agreed by all the Shareholders, the maximum number of Directors of the Company, excluding nominees of financial institutions or banks in terms of loan agreements with the Company, will be twelve Directors and the minimum number of Directors of the Company will be three Directors.

6.4 The Shareholders shall procure that the Board comprises of a majority of independent non executive Directors. For the avoidance of doubt an independent Director means a Director who is not a nominee of SARF or the Sponsor.

6.5 At the time of the completion of any sale, assignment, transfer or other disposition pursuant to the terms hereof of all of the Shares held by a Shareholder the Shareholder shall procure the resignation of each director nominated by it.

6.6 Unless the parties agree to the contrary, if a Shareholder sells, assigns, transfers or otherwise disposes of sonic but not all of its Shares, such transferee shall not be entitled to appoint any director unless and until all of the transferring Shareholder's original holding (determined as of the date hereof) is transferred to it and references to a Shareholder in this Clause 6 shall be construed as a reference to the transferring Shareholder only.

6.7 A Shareholder removing a nominee Director shall be responsible for and agrees with the other Shareholder (contracting for itself and as trustee for the Company) to indemnify the other Shareholder and the Company against all losses, liabilities and costs which the other Shareholder or the Company may incur arising out of, or in connection with, any claim by the director for wrongful or unfair dismissal or redundancy or other compensation arising out of the director's removal or loss of office.

6.8 The quorum for a meeting of the Board shall be no less than 3 Directors. The Company will, and the Sponsor will procure that the Company prepares an agenda for each meeting of the Board of the Company, providing full details of the matters to be considered, and details of all resolutions proposed to be passed at the relevant meeting of the Board. Such agenda will be sent to all of the Directors along with all documents or notes relating to such Board meeting, at least 15 Business Days before the date of the relevant Board meeting. The Parties hereto agree that the Board will not be entitled to transact any business or pass any resolution other than as set out in the agenda at such meeting of the Board unless the Director nominated by SARF is present at such meeting.

6.9 SARF shall have the right through its nominated Director to participate on all Board committees, including, without limitation, the executive committee, the audit and finance committee and the remuneration committee.

6.10 The Company shall indemnify the Director and officers nominated by SARF from time to time against all losses, claims, liabilities, costs or other expense arising from the performance of their duties (hereinafter "damages") except where such damages arise as a result of fraud, willful misconduct or gross negligence on the part of such Director or officer seeking, such indemnity. In addition the Company agrees to take out adequate insurance, to the extent available in India, to cover such damages.

6.11 The Company agrees to provide at least 15 Business Days notice of meetings of the Board to those entitled to attend Board meetings.

6.12 The Sponsor and the Company agree that the Director nominated by SARF will not be required to retire by rotation and that such Director will not be required to hold any qualifying Shares in the Company and that they will procure that the Articles of Association of the Company reflect the provisions of this Clause.

7         PROVISION OF SERVICES

7.1 Except as set out herein, any services to be provided by or to the Company by or to the Sponsor, and any agreements between the Company and the Sponsor shall be on an arms-length basis.

8         FINANCING

8.1 Should the Company at any time and from time to time determine that the funds available to the Company from the sources specified in the Financial Plan shall not be or may not be sufficient (i) to complete the Project, and/or (ii) to enable the Company to meet its financial obligations, and/or (iii) to meet cash losses arising in the Company's operations from the date hereof to the Financial Year of the Company ending in 2001, (each a "Deficiency") whether as a result of an increase in the estimated cost (including, but without limitation, cost of overruns) of the Project or of a shortfall in the Financial Plan, the Company may at any time during the period of three calendar years commencing with the date hereof issue by facsimile, a notice to the Sponsor specifying the relevant Deficiency. For the duration of this period the Sponsor undertakes to provide funding to the Company in an amount equal to the Deficiency in such manner and on such terms acceptable to SARF in writing from time to time. Any such funding provided under this clause will not be repayable until SARF ceases to hold any Shares in the Company.

9         DIVIDENDS

9.1 Each Shareholder shall procure that, subject to the making of proper and prudent reserves and provisions to meet ongoing and planned capital expenditure and increases in working capital as in the opinion of the Board ought reasonably to be made, substantially all of the profits available for distribution (as determined in accordance with the laws of India) in respect of each Financial Year during the term of this Agreement is distributed by the Company to the Company's Shareholders by way of dividends within six months of the end of the Company's financial year.

10        ENFORCEMENT OF COMPANY'S RIGHTS

10.1 In the event that the Company has a right of action against any Shareholder (or any associated company of such) in respect of a breach of this Agreement a committee of directors (other than those appointed by such Shareholder) shall be formed immediately after such breach.

10.2 In the event that the Company has a right of action against all Shareholders, such committee shall include directors appointed by each Shareholder, subject to Clause 6.

10.3 Such committee shall have full authority on behalf of the Company to take any action it considers appropriate in respect of such claim and the Shareholders shall take all steps within their power (subject to complying with the provisions of Clause 22) to give effect to the provisions of this Clause 10.

11        ACTIONS TO BE TAKEN BY BOARD RESOLUTION OR BY SHAREHOLDER CONSENT

11.1 Without prejudice to the provisions of Clause 5, any decision relating to any of the following matters shall as required under the Company's Act 1956 or any other applicable law in force in India, require approval of SCSL and SARF at the Shareholders' meeting or as appropriate the approval of the Board of Directors including the vote in favour of or consent in writing to the relevant matter by SARF's nominated Director;

11.1.1 any change in the Memorandum and Articles of Association of the Company;

11.1.2 any change in the capital structure of the Company (including, but without limitation, any consolidation, sub-division, reconstruction or conversion of the Company's share capital) or the issue of further shares (of whatever class) or equity interest or the creation of any options, warrants (except for the Warrants referred to in Clause 15) or employee stock options, other rights to subscribe for, acquire or call for Shares or redemption or purchase by the Company of Shares or a reduction in the share capital of the Company or in any way alteration of the rights attaching to the share capital of the Company;

11.1.3 the issue by the Company of any debenture or loan stock (whether secured or unsecured) or the creation of any mortgage, charge, lien, encumbrance or other third party right over any of the Company's assets or the giving by the Company of any guarantee or indemnity to or becoming a surety for any third party;

11.1.4 any arrangement for any joint venture or partnership (or than agreements relating to arrangements with resellers or marketing partners for the development of Web Sites and such other products/services managed on a day to day basis by the Company as authorised by the Board) or for the acquisition of the whole or substantially, the whole of the assets and undertaking of the Company or an acquisition by the Company of any part of (or the whole of) the issued share capital, stock, or interest or of the assets and undertakings (or any rights over the same) of another company;

11.1.5 the declaration of any dividend by the Company or the making of any distribution of the Company's share capital or the purchase, redemption or any kind of acquisition of any of the Company's shares or capital stock or any warrant or option over the same;

11.1.6 approval or amendment of annual operating plans or budgets or any activity outside the scope of the annual budget of the Company;

11.1.7 any change in the nature or material modification of the Project or change in the business undertaken by the Company;

11.1.8 the merger, acquisition or winding up of the Company or participation in any scheme of reconstruction or any settlement whatsoever involving the Company, or any liquidation or dissolution of the Company;

11.1.9 the making of any loan or the creation, renewal or extension of any borrowings or indebtedness by the Company or the granting of any credit (other than credit given in the normal course of the Company's business) in excess of the equivalent value in the relevant currency of US $50,000 (or such revised limit as SARF may agree from time to time in writing with the Company) by the Company;

11.1.10 the appointment, remuneration, compensation, transfer and discharge of any Director, or employee earning in excess of the equivalent value in the relevant currency of US $50,000 a year;

11.1.11 the acquisition or construction or lease of items of tangible or intangible property involving an estimated expenditure of the equivalent value in the relevant currency of US$100,000 or more in each individual case (or such revised limit as SARF may agree from time to time in writing with the Company), which is not expressly authorised in the approved budget referred to in Clause 11.1.6 above;

11.1.12 any transaction by the Company with any Shareholder or any associated company of any Shareholder or any Directors of the Company and/or the Sponsor and/or members of their respective families and/or associated companies of such Directors;

11.1.13 any obligation of the Company outside the normal course of trading which could involve the payment by it, in cash or otherwise, of amounts in excess of the equivalent value in the relevant currency of US$100,000 (or such revised limit as SARF may agree from time to time in writing with the Company) in the aggregate in any 12 month period;

11.1.14 the assignment, sale or other disposal, lease or lending in any 12 month period of any asset or related group of assets of the Company having a net book value in aggregate of the equivalent value in the relevant currency of US$100,000 or more;

11.1.15 any change in the Company's accounting policies or the Company's auditors, bankers, Financial Year or bank mandates;

11.1.16 the establishment of any retirement benefit scheme in relation to the Company's employees, or the making of any contribution to any third party scheme for the provision of retirement benefits;

11.1.17 any expenditures or commitments for expenditures in any Financial Year exceeding in aggregate the equivalent value in the relevant currency of US$150,000 (or such revised limit as SARF may agree from time to time in writing with the Company) which is not expressly authorised in the approved budget referred to in Clause 11.1.6 above;

11.1.18 the granting or entering into of any licence, sub-licence, agreement or similar arrangement concerning any part of the name of the Company or any of the Company's intellectual property rights;

11.1.19 the making, granting or allowing of any claim, disclaimer, surrender, election or consent for taxation purposes in excess of the equivalent value in the relevant currency of US$25,000 (or such revised limit as SARF may agree from time to time in writing with the Company);

11.1.20 the Company entering into the occupation, purchase, sale, transfer, lease or licence of any freehold or leasehold property, with an individual aggregate annual cost to the Company of more than the equivalent value in the relevant currency of US$50,000 (or such revised limit as SARF may agree from time to time in writing with the Company);

11.1.21 the Company forming or having any Subsidiary or holding or acquiring any shares, stock or interest in any company (wherever incorporated) or any rights over the same;

11.1.22 early repayment of any moneys advanced to the Company pursuant to any term loan agreement;

11.1.23 appointing any Director (executive or non executive) or any shadow director of the Company (other than those nominated by the Sponsor) or appointing any committee of the Board or delegating any of the powers of the Board to any committee;

11.1.24 the Company establishing any bonus, profit sharing, share option or other incentive scheme for any director or employee of the Company;

11.1.25 write off of any amounts of money or otherwise due and owing to the Company;

11.1.26 the pricing, quantum, timing of an initial public offering ("IPO"), and identity of the lead managers, at the time of the IPO, subject to the provisions of Clause 13 hereof,

11.1.27 the giving by the Company of any power of attorney not in the ordinary course of business; and

11.1.28 any modification of any significant commercial contracts or business agreements.

12        DEALING IN SHARES

12.1 The Sponsor shall not except with the prior written consent of SARF or in accordance with this Agreement.

12.1.1 pledge, mortgage, charge or otherwise encumber any of its Shares, options or warrants or any interest in any such Shares, options or warrants;

12.1.2 transfer, dispose of or grant an option over any of its Shares or any interest (legal or beneficial) in any such Shares, options, or warrants; or

12.1.3 enter into any agreement in respect of the votes attached to any of its Shares, options, or warrants.

12.2 The Company shall procure that each share certificate issued by it will carry the following statement -

          "Any" disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Shareholders

Agreement dated _____________ and made between the Company, South Asia Regional Fund and Satyam Computer Services Limited and Mr. B. Ramalinga Raju."

12.3 The Shareholders and the Company shall procure that the Board only approves for registration a transfer of Shares, warrants or options carried Out in accordance with the provisions of this Agreement.

12.4 Subject to Clause 12.3, if a Shareholder sells, transfers, assigns or otherwise disposes of all of its Shares, warrants or options it shall be released from its obligations hereunder except for those contained in Clauses 17 (if appropriate), 20, 22, and 23.1 to 23.3.

12.5 If any Shareholder ("the Transferor") transfers any Shares, warrants or options owned by it in accordance with the provisions of this Agreement other than to the other Shareholder(s) (such person(s) hereinafter called "the Transferee(s)") such transfer shall be made upon the condition that the Transferee(s) shall execute a Deed of Adherence, substantially in the form as set out in Schedule 8 by which, on and as of the date on which such Shares, warrants or options are transferred to it, the Transferee(s) shall become subject to the same obligations and shall be entitled to the same rights as bound and accrued to the Transferor pursuant to this Agreement.

13        LISTING

13.1 The Company and the Sponsor severally undertake to obtain a Listing of the Shares by making an IPO on the Bombay Stock Exchange ("BSE") or the National Stock Exchange ("NSE") on or before March 31, 2003.

13.2 Subject to the provisions of this Agreement, the Company undertakes to cause the existing Shares of the Company to be listed and take such steps as are necessary (either by way of a fresh issue of Shares and/or by causing the existing issued Shares to be sold) to obtain a Listing. The Sponsor and the Company severally undertake to ensure compliance with all applicable regulations, and guidelines in force at the relevant date in relation to the making of the IPO or for obtaining a Listing. The Sponsor and the Company further severally undertake to use their best efforts to obtain all necessary consents and approvals required for the making of the IPO or for obtaining a Listing.

13.3 SARF will have the option to offer part or all of its Shares for an offer for Sale at the time of the IPO. For the avoidance of doubt, the balance of Shares necessary to meet all Listing requirements shall be provided either by way of a fresh issue of Shares and/or by the Sponsor's Shares being offered for sale.

13.4 The quantum, price and timing of the IPO shall be decided only with the prior written consent of SARF.

13.5 The Company shall, if so required by SARF, enter into underwriting agreements with underwriters, acceptable to SARF, for underwriting the Shares or other securities offered in the IPO.

13.6 All costs incurred in relation to the IPO shall be met by the Company. In respect of the Listing. the Company will comply with all ongoing Listing costs and requirements including inter alia, payment of all present and future costs relating to the Listing and, sponsorship, underwriting fees, listing fees, merchant bankers fees, bankers fees, brokerage, commission and any other costs that may be incurred due to the changes/modifications of the law and regulations for the time being in force.

13.7 The Company and the Sponsor agree that SARF shall not, upon Listing or sale of the Shares held by it, be required to give any warranties or indemnities to any underwriter, broker, Stock Exchange, any other Competent Authority or other person except as to title of its shares, and SARF shall in no circumstances be construed as a promoter under applicable law.

13.8 The Sponsor and the Company shall ensure fulfillment of all listing requirements to the satisfaction of the Stock Exchanges and Securities Exchange Board of India and/or any other regulatory/statutory authority.

13.9 If for any reason the Company fails to qualify for a listing on the BSE, the NSE or another recognised Stock Exchange in India or the United States of America approved by SARF the Company may seek to list the Shares on any other recognised Stock Exchange anywhere in the world, provided that the listing of the Shares of any other Stock Exchange shall require the prior written consent of SARF. For the avoidance of doubt, for the purposes of this Clause 13, if the Company seeks to list its shares of any exchange other than a recognised stock exchange in India or the United States of America, the provisions of this Clause 13 will apply to such listing.

14        TAG ALONG PROVISIONS

14.1      For the purposes of this Clause 14 -

14.1.1    "Buyer" means any person and/or a nominee of such person;

14.1.2    the "Tag Along, Price" shall mean the higher of -

14.1.2.1 the highest consideration offered for each Share the proposed transfer of which has led to the offer;

14.1.2.2 the highest consideration paid by the Buyer for any Share in the twelve months up to the relevant offer.

14.2 Notwithstanding any other provisions of this Agreement (including, but not limited to Clause 12), the Sponsor shall not be entitled to transfer any Shares (which term for the purposes of this Clause 14 will include any warrants or options) to a Buyer unless it shall have first procured that the Buyer makes a written offer (open for acceptance for a period of at least 28 days and with adequate security as to the performance of its obligations) to purchase all of the Shares held by SARF at the Tag Along Price per Share. Any such offer shall be on terms that the consideration shall be payable in cash in full without any set off within 21 days of acceptance of the offer.

14.3 The Sponsor shall procure that the Buyer shall complete the purchase from SARF of all of its Shares before or at the same time as the Buyer completes the purchase of Shares from the Sponsor. The Shareholders shall procure that the Directors shall not register any transfer to the Buyer and the Buyer shall not be entitled to exercise or direct the exercise of any rights in respect of any Shares to be transferred to the Buyer until in each case the Buyer has fulfilled all his obligations pursuant to this Clause 14 and Clause 12.5.

15        WARRANTS

15.1 The issue of Warrants and subscription rights and all matters related thereto specified in this Clause 15 shall be subject to all applicable laws, rules and regulations in force in India at the date of signing of this Agreement.

15.2 Conditional upon SARF or the Sponsor (as the case may be) subscribing and paying in full for the number of Shares set out opposite their respective names in Clause 4.1, and the Company obtaining necessary approvals for the issue of Warrants, the Company hereby agrees and undertakes to issue Warrants to SARF and the Sponsor as set out in Clause 15-.3 below ("Warrants"). Each Warrant shall entitle the registered holder thereof a right to subscribe (the "Subscription Right(s)") for one fully paid Share in the capital of the Company at any time during the Warrant Exercise Period or as provided in Clause
          15.2.2. for the Warrant Exercise Price on the following conditions (and those conditions endorsed on the Warrant Certificate substantially in the form set out in Schedule 9) (together the "Conditions"):

15.2.1 The Warrant exercise price (the "Warrant Exercise Price") per Share will be calculated by applying, at the "Warrant Exercise Date" (hereinafter defined), a multiple of eight to the fully diluted earnings per Share calculated using the latest annual audited accounts of the Company. The term "fully diluted" shall for the purposes of this Clause mean that the number of Shares used to calculate the earnings per Share will be the number of Shares that would be in issue if all the warrants and options (for the avoidance of doubt, this will include all Employee and Management Share Option Schemes) in issue at the Warrant Exercise Date were converted into Shares, subject to a minimum price of the higher of (a) 66% of the fair market value of a Share on the Warrant Exercise Date, fair market value being arrived at by taking the mean price per Share determined by three reputable merchant banks acceptable to the Shareholders at that time ("Fair Market Value") and (b) the par value of Shares subscribed. If the Shareholders cannot agree on three reputable merchant banks, the President for the time-being of the International Chambers of Commerce, India will select and appoint such remaining reputable Merchant Bankers as may be required, at the request of any of the parties hereto and any costs associated therewith will be payable by the Company;

15.2.2 The Warrants will be exercisable at any time between 30 June 2001 and 30 June 2003 (the "Warrant Exercise Period") or if the Sponsor sells any of its Shares prior to 30 June 2001, or on a date not later than the date on which the Company files an application for Listing or petitions wind up voluntarily, by serving a written notice (the "Warrant Exercise Notice") on the Company substantially in the form, set out in Schedule 9 stating the Warrant Exercise Price and number of Warrants being exercised and enclosing a cheque (or other form of payment acceptable to the Company and SARF and/or the Sponsor as appropriate) for the relevant sum the date of receipt of the notice together with the Warrants and the cheque towards payment of the appropriate amount shall be the "Warrant Exercise Date." The Warrants can only be exercised during the Warrant Exercise Period, or under any of the other circumstances set out at the beginning of this Clause 15.2.2., failing which the relevant Warrants will lapse and cease to have any further effect. Once a notice exercising the Warrant has been given, such notice may not be withdrawn except with written consent of the Company. The Warrants shall have to be exercised in not more than 3 (three) tranches by the Warrantholders.

15.3 The number of Warrants to be issued by the Company pursuant to and on the terms and conditions set out in Clause 15.2 will be -

        SARF - 600,000

        Sponsor - 150,000

15.4 Each Warrantholder will be entitled to Warrant Certificates in such denominations as SARF and/or the Sponsor may request in the form or substantially in the form shown in Schedule 9.

15.5 All Warrant Certificates shall be issued under the Seal of the Company or under a seal adopted for that purpose in accordance with the Articles of Association of the Company.

15.6 The Conditions of the Warrants and the Warrants shall be binding upon the Company and the Warrantholders and all persons claiming through or under them respectively.

15.7 Without prejudice to the generality of Clause 15.5 the Company shall upon exercise of all or any of the Subscription Rights from time to time during the Warrant Exercise Period or in accordance with Clause 15.2.2 allot and issue the appropriate number of Shares in accordance with this Agreement and the Conditions but subject to applicable laws and regulations in India at the date of this Agreement. The Warrants once exercised by the Warrantholders shall be cancelled forthwith by the Company.

15.8 The Company covenants with SARF and the Sponsor that so long as any of the Subscription Rights remain exercisable:

15.8.1 all Shares allotted and issued on exercise of the Subscription Rights shall rank pari passu in all respects with the fully paid Shares in the Company and shall accordingly entitle the holders to participate in full in all dividends or other distributions paid or made on in respect of the Shares from the relevant Warrant Exercise Date; and

15.8.2 it will send to each Warrantholder, at the same time as the same are sent to the holders of Shares, its audited accounts and all other notices, reports and communications despatched by it to the holders of the Shares generally.

15.9 Warrants shall be transferable by instrument of transfer in any usual or common form or such other form as may be approved by the Directors. For this purpose, the Company shall maintain a Register in accordance with applicable laws and regulations. Transfers of Warrants must be executed by both the transferor and the transferee. The provisions of the Company's Articles of Association for the time being in relation to the registration, transmission and transfer of Shares and the register of members shall apply, mutatis mutandis, to the registration, transmission and transfer of the Warrants and the Register and shall have full effect as if the same had been incorporated herein. For the avoidance of doubt SARF may sell some or all of the Warrants owned by it at any time.

15.10 The Parties agree to procure as soon as possible that all steps necessary for the Company to lawfully issue the Warrants shall be taken, including, but without limitation amending the Articles of Association of the Company.

15.11 All conditions and rights contained under Clauses 12, 14 and 16 shall apply mutatis mutandis to any issued but unexercised Warrants as if the Warrants were Shares.

16      EXIT OPTIONS

16.1 Notwithstanding SARF's right to sell its Shares at any given point of time or anything to the contrary contained elsewhere in this Agreement, the Sponsor hereby agrees that SARF shall also have the right to sell its Shares and terminate this Agreement and exercise the option (the "Exit Option") as set forth in Clause 16.2 hereof, on the occurrence of any of the following events:

16.1.1 any material breach of this Agreement by the Company and/or the Sponsor which is not remedied within 45 Business Days of receipt of written notice from SARF;

16.1.2 the bankruptcy or insolvency of the Sponsor or for the suspension or termination of its operations or any resolution is proposed for the distribution of any of its assets among all or any of its creditors;

16.1.3 there is no IPO made on or before March 31, 2003 or such later date as may be agreed between SARF, the Sponsor and the Company;

16.1.4  Mr. Ramalinga Raju ceases to be the Chairman of the Sponsor;

16.1.5  there is a Change in Control of the Sponsor; or

16.1.6 the Sponsor ceases to be a public listed company on the NSE/BSE or other recognised stock exchange.

16.2 If SARF becomes entitled to exercise the Exit Option above, SARF may, at its option:

16.2.1 require the Sponsor to, and Mr. Ramalinga Raju to procure, that the Sponsor makes available for sale the requisite number of its Shares which, along with SARF's shareholding, meets the minimum listing requirements on the BSE or the NSE or other recognized stock exchange in India or the United States of America or other stock exchange (subject to Clause 16.3), through an offer for sale to the public, and the Company shall bear the cost of making the offer for sale; and/or

16.2.2 sell its holding to a trade buyer or financial investor, in which case the Sponsor will, and Mr. Ramalinga Raju will procure, that he and the Sponsor will undertake all necessary steps to facilitate and make happen such a sale including, the Sponsor will make available the necessary number of its Shares, which when combined with all of the shares owned by SARF at that point in time, will give the trade buyer/financial investor at least 25.1% shareholding in the Company, and both SARF and the Sponsor will sell their shares on the same terms and conditions; and/or

16.2.3 require the Company to buy back all of SARF's Shares, or such number of SARF's Shares as are permitted under Indian law, at a price per Share agreed between SARF and the Company, or failing such agreement at Fair Market Value.

16.3 The Parties agree that except to the extent that SARF's rights pursuant to this Agreement are inconsistent with Listing requirements, all of SARF's rights pursuant hereunder shall continue in full force and effect following Listing. SARF and the Sponsor shall have the obligation to accord consent to the amendment of the Articles of Association of the Company for the purpose of Listing only to the extent necessary for Listing and such as the Sponsor's and SARF's legal counsel in consultation with Company's legal advisors shall agree, and SARF and the Sponsor undertake to vote in favour of such modifications.

16.4 If SARF exercises its Exit Option, the Company agrees to use its best endeavours to procure or effect the provisions of clause 16.2 as soon as possible including, but without limitation in the case of Clause 16.2.3, obtaining SARF's approval prior to any capital expenditure or other deployment of funds in the event that the Company cannot buy back all of SARF's shares.

17      COVENANTS NOT TO COMPETE

17.1 While SARF or any associated company of SARF is the holder of any Shares, and for the period set out in Clause 17.2, the Sponsor shall not without the prior written consent of SARF either alone or jointly with, through (which includes by ownership of any Share, direct or indirect control) or on behalf of (whether as director, partner, consultant, manager, employee, agent or otherwise) any person, directly or indirectly -

17.1.1 carry on or be engaged or concerned or interested (or seek to take such action) in any business which is in competition with the Project or the business carried on by the Company in relation to electronic commerce and internet business (the "Restricted Business") as carried on at any time during the term of this Agreement anywhere in the world, nor seek to, directly or indirectly, procure orders from or do business or contract with any person who is or has been a customer or, (in such a way as to adversely affect the Company) a contractor or supplier of the Company at any time during the term of this Agreement;

17.1.2 in connection with any business competing with the Project or the business carried on by the Company in relation to the Restricted Business during the term of this Agreement engage or employ, or contact with a view to doing so, any person who has been an employee, officer or manager of the Company at any time during the term of this Agreement;

17.1.3 do or say anything which is harmful to the reputation of the Company or materially affects its existing business relationship with any person;

        with the intent that each of these restrictions shall constitute an entirely separate and independent restriction on the Sponsor and any associated company of the Sponsor.

17.2 The restrictions in Clause 17.1 shall apply also for a period of 12 calendar months from the date on which the Sponsor or any associated company of the Sponsor ceases to be legally and/or beneficially interested in any Share (the "Cessation Date") in all cases by references to either the Project or the business of the Company or customers, employees, officers, managers or contracting parties of the Company at the Cessation Date, as the context may require.

17.3 The Parties undertake to use their best endeavours to procure that the restrictions set out in this Clause 17 will apply mutatis mutandis to the Directors and, senior employees earning in excess of the relevant currency equivalent of US$30,000 per annum (or such revised limit as SARF may agree from time to time in writing with the Company), of the Company.

17.4 The restrictions contained in respect of Clauses 17.1 and 17.2 above are considered reasonable by the Parties but in the event that any such restrictions shall be found to be void but would be valid if some part or parts thereof were deleted or the period or area of application reduced, such restrictions shall apply with such modifications as may be necessary to make it valid and effective.

18      COMPLIANCE WITH THIS AGREEMENT AND THE ARTICLES

18.1 Each Shareholder and the Company undertakes to the others that it shall take (or shall cause to be taken) all practicable steps and actions including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board and general meetings of the Company necessary or appropriate to ensure that the terms of this Agreement are complied with and to procure that the Board and the Company complies expeditiously and efficiently with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this Agreement.

18.2 Each Shareholder and the Company undertakes to the others to amend the Articles of Association of the Company so that each and every provision (subject to Clause 18.1) shall be enforceable by the Shareholders as between themselves in whatever capacity.

19      TERMINATION

19.1 This Agreement shall remain in full force and effect as between the Shareholders and the Company until the earlier of -

19.1.1 Without prejudice to Clause 16, the acquisition by one Shareholder or a Buyer of all the Shares held by the other Shareholder(s); or

19.1.2  the agreement of all the parties that it be terminated.

19.2 For the avoidance of doubt, in the event of a transfer of Shares in accordance with this Agreement, unless expressly stipulated to the contrary herein, this Agreement shall not terminate but shall continue in full force and effect.

19.3 Termination of this Agreement shall be without prejudice to any accrued rights or obligations of the Parties up to the date of termination.

20      CONFIDENTIALITY

20.1 During the term of this Agreement and for the period of two years after termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall -

20.1.1  keep the Confidential Information confidential;

20.1.2 not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 20.2 and 20.3; and

20.1.3 not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

20.2 During the term of this Agreement the Receiving Party may disclose the Confidential Information to its directors, officers or employees (or employees, directors, and officers of its holding company, subsidiaries, or group companies ), and advisors including for the avoidance of doubt in the case of the Company, the Company's financiers and/or bankers, (the "Recipient") to the extent that it is necessary for the purposes of this Agreement.

20.3 The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

20.4 The obligations contained in Clauses 20.1 to 20.3 shall not apply to any Confidential Information which -

20.4.1 is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

20.4.2 can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

20.4.3 subsequently comes lawfully into the possession of the Receiving Party from a third party;

20.4.4 is required by law to be disclosed to any person who is authorised by law to receive the same;

20.4.5 is required to be disclosed by the regulations of any recognised exchange upon which the share capital of the Disclosing Party is listed or is proposed to be listed from time to time;

20.4.6 is disclosed to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the Disclosing Party is a party in a case where disclosure is required by such proceedings.

20.5 For the purposes of this Clause, "Confidential Information" means all information of a confidential nature disclosed in writing by one party (the "Disclosing Party) to any other party (the "Receiving Party") whether before or after the date of this Agreement.

21      COSTS

21.1 Except as otherwise provided herein, each party will bear its own costs arising out of or incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

22.     ARBITRATION

22.1 Except as expressly stated herein, any and all claims, disputes, questions or controversies involving the parties and arising out of or in connection with this Agreement, or the execution, interpretation, validity, performance, breach or termination hereof (including, without limitation, the provisions of this Clause 22) (collectively, "Disputes") which cannot be finally resolved by the Parties within sixty (60) calendar days of the arising of a Dispute by amicable negotiation and conciliation shall first be submitted for settlement by informal arbitration to an arbitral panel consisting of one member of the Board of Directors (or any nominee thereof) of each of SARF and the Sponsor. If any such panel, negotiating in good faith, is unable to resolve and settle the dispute within sixty (60) calendar days after the Dispute is first submitted to it, then any representative on such panel shall be entitled to cause the Dispute to be submitted for settlement pursuant to the terms of Section 22.2 hereof.

22.2 Any Dispute which is not settled after an attempt by the parties to the Dispute at amicable negotiations and conciliation under Section 22.1 shall be resolved by final and binding arbitration. The arbitration shall be held in Singapore in accordance with the Rules of United Nations Commission for International Trade Law ("UNCITRAL Rules") as then existing and shall be heard and determined by an arbitral tribunal composed of three (3) arbitrators. Each of the Shareholders shall appoint one arbitrator, and both of such arbitrators shall appoint a third arbitrator who shall serve as the Chairman of such arbitral tribunal, provided that such third arbitrator is not a citizen of the United Kingdom or India. If either Shareholder fails or decides against appointing an arbitrator within a period of thirty (30) days after the appointment of the first arbitrator, or if the arbitrators designated by the Shareholders fail or otherwise are unable to appoint the third arbitrator within (30) days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be selected by the President of the International Chamber of Commerce, Singapore, which shall act as the appointing authority.

22.2.1 All arbitration proceedings shall be conducted in the English language and the arbitral award (the "Award") shall be rendered no later than six
        (6) months from the commencement of the arbitration or as otherwise provided by the UNCITRAL Rules, unless otherwise extended by the arbitral tribunal for no more than an additional six (6) months for reasons that are just and equitable. In connection with the arbitration proceedings, the parties hereby agree to co-operate in good faith with each other and the arbitral tribunal and to use their respective best efforts to respond promptly to any reasonable discovery demand made by any party and the arbitral tribunal.

22.2.2 Except as otherwise required by law or any applicable stock exchange rules and regulations, the arbitral proceedings and the Award shall not be made public without the joint consent of the parties to the Dispute and each such party shall maintain the confidentiality of such proceedings or the Award, unless otherwise permitted by the other party in writing. The costs of the arbitration shall be borne by the parties to the Dispute in accordance with the applicable provisions stipulated in the UNCITRAL Rules. Unless the Award provides for non-monetary remedies, any such Award shall be made and shall be promptly payable in US Dollars or other designated currency net of any tax or other deduction. The Award shall include interest from the date of any breach or other violation of this Agreement and the rate of such interest shall be specified by the arbitral tribunal and shall be calculated from the date of any such breach or other violation to the date when the Award is paid in full; provided, however,
                                                              --------  -------
        that in no event shall such interest rate be lower than the prime commercial lending rate announced by Citibank, NA at its principal office at New York, United States of America for ninety (90) day loans extended to responsible commercial borrowers.

22.2.3 All notices and other communications by one party to the Dispute to the other or by the arbitral tribunal to any of the Parties in connection with the arbitration hereunder shall be in accordance with the provisions of Clauses 23.1 to 23.3.

22.2.4 The parties expressly understand and agree that the award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Application shall be made to any court having jurisdiction over the party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement. The Parties acknowledge and agree that this Agreement and any Award pursuant hereto shall be governed by the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards and the Indian Arbitration and Conciliation Act, 1996.

22.3 Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder, shall relieve any of the parties of their respective obligations under this Agreement.

22.4 Each party hereby agrees that all of the transactions contemplated by this Agreement shall constitute and shall be deemed to constitute commercial activities. To the extent that any party may be entitled in any jurisdiction whatsoever to claim immunity, whether characterized as sovereign or otherwise, from litigation, execution, set-off, attachment or other legal process of any nature whatsoever, it hereby expressly and irrevocably waives such immunity.

23      MISCELLANEOUS

23.1 All notices and other communications to be given under this Agreement shall be made in writing and by letter or facsimile transmission (save as otherwise stated) and shall be deemed to be duly given or made when delivered (in the case of personal delivery), when despatched (in the case of facsimile transmission, provided that the sender has received a receipt indicating proper transmission) or, in the case of a letter, 10 Business Days after being deposited in the post (by the quickest mail available), postage prepaid, to such party at its address or facsimile number specified in Clause 23.2, or at such other address or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing.

23.2    The addresses referred to in Clause 23.1 are -

23.2.1  in the case of a notice given to the Company -

        35 Velachery Road
        Little Mount Chennai
        India 600 015

        Facsimile number: (91) 44 235 4771

        With a copy to

        Mayfair Centre, S.P. Road
        Secunderabad, Andhra Pradesh
        India 500 003

        Fax Number - (91) 40 840 058

23.2.2  in the case of a notice given to SARF -

        Les Cascades Building
        Edith Cavell Street
        Port Louis
        Mauritius

        Facsimile number: (230) 212 9833
        with a copy to-

        Commonwealth Eli Development Corporation
        One Bessborough Gardens
        London SWIV 2JQ
        England

        Facsimile number: (44) 171 828 6505; and

        CDC Advisors PVT Ltd
        Thapar Niketan
        7/4 Brunton Road
        Bangalore - 560 025

        Facsimile number: (91) 80 555 0592

23.2.3  in the case of a notice given to the Sponsor.

        Mayfair Centre, S.P. Road
        Secunderabad, Andhra Pradesh
        India 500 003

        Fax number: (91) 40 840 058

23.2.4  In the case a notice given to Mr. Ramalinga Raju

        Plot 1242, Road NO 6
        Jubilee Hills
        Hyderabad 500 033
        India

        Facsimile number:_____________


23.3 A notice or other communication received on a day other than a business day, or after business hours in the place of receipt, shall be deemed to be given on the next following business day in such place.

23.4 If there is any conflict or inconsistency between the provisions of this Agreement and the Memorandum and Articles of Association of the Company, this Agreement shall prevail so far as permitted under Indian law. Nothing in this Agreement shall be deemed to constitute an amendment of the Memorandum and Articles of Association of the Company or any previous articles of association of the Company.

23.5 Nothing in this Agreement or in any document referred to in it shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

23.6 None of the parties hereto may assign any of their respective rights or obligations under this Agreement nor any of the documents referred to in this Agreement in whole or in part (otherwise than pursuant to a transfer of Shares in accordance in all respects with the provisions and requirements of this Agreement).

23.7 Any provision in this Agreement which is or may become prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction without prejudice to the foregoing. The parties will immediately negotiate in good faith to replace such provision with a proviso which is not prohibited or unenforceable and has, as far as possible, the same legal and commercial effect as that which it replaces.

23.8 The Company, Mr. Ramalinga Raju and the Sponsor severally undertake, at the request and cost of SARF, to execute or procure the execution of such documents and do or procure the doing of such acts and things that SARF may reasonably require for the purpose of giving to SARF the full benefit of all the provisions of this Agreement or any document related thereto.

23.9 Save as SARF may otherwise agree, all notices, certificates, reports, information and documents given to SARF pursuant to this Agreement shall be in the English language.

23.10 This Agreement may be executed in several counterparts, each of which shall be an original but all of which shall together constitute one and the same instrument.

23.11 This Agreement represents the entire agreement between the parties and shall supersede and extinguish any previous drafts, agreements or understandings between all or any of the parties (whether oral or in writing) relating to the subject matter herein, except to the extent that the same are repeated in this Agreement.

23.12   Rights etc. cumulative and other matters -

23.12.1 The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

23.12.2 No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

23.12.3 No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

23.13   Release of Warrantors -

23.13.1 SARF may release or compromise the liability of Mr. Ramalinga Raju, the Sponsor or the Company hereunder without affecting the liability of the other.

23.14 All payments including dividends to be made by the Company hereunder shall be made in US$ and -

23.14.1 Without set-off or counterclaim; and

23.14.2 Free and clear of and without deduction or withholding for or on account of Taxes unless the Company is compelled by law to make payment subject to such Taxes.

23.15 All Taxes payable by the Company hereunder in respect of this Agreement shall be paid by the Company when due and in any event prior to the date on which penalties attach thereto. The Company agrees to indemnify SARF respect of all such Taxes. In addition, if any Taxes imposed, levied or assessed in any jurisdiction, or amounts in respect thereof, must be deducted or withheld from any amounts payable or paid by the Company hereunder, the Company shall, subject as aforesaid, pay such additional amounts as may be necessary to ensure that SARF receives a net amount equal to the full amount which it would have received had payment not been made subject to such Tax and shall promptly pay the full amount to be deducted to the relevant Taxation authorities.

23.16 This Agreement and its performance shall be governed by and construed in all respects in accordance with the laws of the Republic of India.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as a deed on the day and year first above written.

EXECUTED on the date --- herein above     )
under the Seal of                                [Satyam Infoway Limited Seal]

SATYAM INFOWAY LIMITED                    )
by Ramaria R. and                         )
   ----------    ------------             )


EXECUTED on the date --- herein above     )
Under the Seal of                                [Satyam Computer Services Ltd.
SATYAM COMPUTER SERVICES                  )                 SEAL]
LIMITED                                   )
by B. Rama Raju and
   -------------   ------------           )


THE COMMON SEAL OF SOUTH                  )
ASIA REGIONAL FUND WAS                    )
AFFIXED HERETO IN THE PRESENCE            )
OF                                        )
acting by [          ]                    )
Director and [    ] Director/Secretary    )      [South Asia Regional Fund Seal]
to the Board


SIGNED BY MR B RAMALINGA RAJU             )
AS HIS DEED in the presence of            )      [illegible]

                                  SCHEDULE 1

                          (referred to in Recital A)

                          Description of the Project

Setting up a value added network servicing across 25 cities in India for the purpose of offering information technology connectivity, electronic commerce and internet solutions in accordance with the Financial Plan set out in Schedule 2 Part (II).

                                  SCHEDULE 2

                          (referred to in Recital B)

                                    PART I

                         Estimated Cost of the Project


----------------------------------------------------------------------------
Project Cost                          Rsm                        US$m
----------------------------------------------------------------------------

Premises                              58.9                       1.38
Network Related Expenses              48.4                       1.14
Hardware and Software                159.5                       3.75
Misc equipment                        52.9                       1.24
Investment for ISP                   114.7                       2.69
Pre-operating expenses                48.5                       1.14
Margin on working capital             13.0                       0.30
Contingencies                          8.6                       2.02

Total                                504.5                      11.87

----------------------------------------------------------------------------

                                  SCHEDULE 2

                          (referred to in Recital B)

                                    PART II

                                Financial Plan

        Financial plan:          Number of Shares (m)         Total Cost (Rs)(m)

Party

Existing Shareholding

Sponsor & Mr. Ramraj                  12.00                        120.00

Number of Shares to be
subscribed

Sponsor                                0.75                         52.50
SARF                                   3.00                        210.00

Total                                 15.75                        382.50

Term Debt                                                     Amount (Rs)(m)

Exim Bank of                                                       122.00
India/Citibank

Total                                                              504.50

                                  SCHEDULE 3

                          (referred to in Clause 3.2)

                             Conditions Precedent

The conditions precedent referred to in Clause 3.1 are -

1. the grant and continuance in force of all governmental, government agencies, RBI, corporate, creditors, shareholders and other permissions, licences (including the ISPL), consents, registrations and authorisations requisite under the laws of India to render this Agreement legal, valid, binding and enforceable and to enable the Company to allot and issue, Shares and to issue Warrants to SARF on the terms of this Agreement, to perform its other obligations under this Agreement, and to carry out its business and construct and operate the Project, the compliance by the Company with all conditions attaching to each such permission, licence, consent, registration and authorisation and the provision to SARF of certified true copies thereof;

2 receipt by SARF in form and substance satisfactory to SARF, of a certificate from the Auditors of the Company certifying that the Sponsor has irrevocably and unconditionally subscribed and paid in full for 750,000 ordinary 10 Rs Shares in the Capital of the Company (for a consideration of Rs52.5m);

3. the Memorandum & Articles of Association of the Company, (including for the avoidance of doubt the inclusion of the provisions of Clauses 6, 9, 11, 12, 14 and 15 mutatis mutandis into the Articles of Association of the Company) as well as all relevant corporate documents necessary for approving the same, shall be in form and substance satisfactory to SARF and the Company shall have provided a certified true copy of each to SARF;

4 the making of arrangements satisfactory to SARF for the installation by the Company of efficient cost control, management information and accounting systems;

5 the receipt by SARF of the following documents in form and substance satisfactory to SARF -

5.1 a certified copy of one or more resolutions of the Board and of the Board of the Sponsor authorising the execution and performance of this Agreement, any other documents and instruments contemplated hereby and specifying therein a person or persons authorised to execute each such agreement, document or instrument and to make any communications or execute or certify any other document on behalf of the Company and authorising the Board to allot and issue Shares and the Warrants in sufficient numbers to enable the Company to comply with its obligations to SARF under this Agreement;

5.2 a certificate of the Chairman of the Company or Company Secretary of the Company setting out the names and signatures of the person or persons authorised to execute this Agreement and to make any communications or execute or certify any document on behalf of the Company;

5.3 a satisfactory opinion from SARF's legal counsel in India, substantially in the form set out in Schedule 4;

5.4 a certified true copy of the insurance policy or policies referred to in Clause 5.1.10 and 5.1.11 of this Agreement;

5.5 a certified true copy of the Memorandum & Articles of Association of the Sponsor.

6 the Company shall have appointed auditors acceptable to SARF, shall have provided to SARF evidence of the acceptance by such auditors of such appointment and shall have authorised such auditors to communicate directly with SARF (substantially in the form set out in Schedule 6) and the Company shall have furnished a copy of such authorisation to SARF;

7 the valid and effective execution of this Agreement and such other documentation as SARF may advise the Company of in writing;

8 agreement to have been reached on the composition of the Board between the Sponsor, the Company and SARF;

9 a plan satisfactory to SARF to have been put in place by the Company for the ISP Division of the Company, including without limitation, systems for monitoring the performance and development of this business unit;

10 the Company to have supplied copies of the employment/service contracts of such of the management of the Company as SARF shall request in writing.

For SATYAM INFOWAY LIMITED

AUTHORISED SIGNATORY.

                                  SCHEDULE 4

                 (referred to in paragraph 5.3 of Schedule 3)

                             Form of Legal Opinion

We refer to the Share Subscription and Shareholders Agreement ("the SSA") dated _______________ between Satyam Infoway Limited ("the Company"), Satyam Computer Services Limited ("the Sponsor"), Mr. B. Ramalinga Raju and "South Asia Regional Fund".

Words used in this opinion which are defined in the SSA have the respective meanings set out therein.

For the purposes of giving this opinion we have examined executed originals or copies which have been certified by the Secretary of the Company as being true, complete and up to date copies of the following documents -

(a)   Minutes of a Meeting of the Board of Directors of the Company and the
      Sponsor dated  [             ];

(b)   the Memorandum & Articles of Association of the Company and the Sponsor;

(c)   the SSA;

(d)   [relevant consents and approvals].

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates, resolutions and other documents as we have considered necessary or appropriate and have carried out such searches as we have deemed relevant and necessary as the basis for the opinion expressed below.

This opinion relates only to the laws of India as in force at the date of this opinion and we express no opinion as to the laws of any other jurisdiction. For the purposes of giving this opinion, we have assumed -

(a) the authenticity of all seals, or signatures and of any duty stamp or marking and the completeness and conformity to originals of all copy documents submitted to us;

(b) that insofar as any obligation under any of the documents referred to above is to be performed in any jurisdiction outside India, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

(c) that there are no provisions of the laws of any jurisdiction other than those of India which would be contravened by the execution, delivery or performance of any of the documents referred to above;

(d) that any document executed after the date of this opinion is executed in the form of the draft examined by us.

On the basis of the foregoing assumptions we are of the opinion as follows -

1 The Company is a deemed public company, and the Sponsor is a public company listed on the BSE and the NSE and both are duly incorporated and validly existing and in good standing under the laws of India and have power to own their property and assets, to carry on their business as presently conducted, to implement and carry out the Project and to enter into and perform their respective obligations under the SSA.

2 The Company and the Sponsor have taken all necessary corporate action to authorise the execution and performance of their respective obligations of the SSA.

3 The SSA has been duly executed and delivered by the Company and the Sponsor, and constitutes legal, valid and binding obligations of the Company and Sponsor enforceable in India in accordance with their express terms.

4 Neither the execution and delivery of the SSA nor the compliance with the terms of such Agreement will contravene any law or legal requirement of India nor will it violate the Memorandum and Articles of Association of the Company nor the Sponsor or any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, agreement or other instrument to which the Company or the Sponsor are a party or by which they are bound or violate any of the terms or provisions of any judgment, decree or order or any statute, rule or regulation applicable to the Company, the Sponsor or the Project.

5 All permissions, licences, consents (including, but without limitation all RBI consents and approvals), registrations and other authorisations for the time being required under the laws of India to authorise the subscription, the allotment and issue of Shares and the issue of Warrants pursuant to the SSA or the carrying out and completion of the Project or for the validity or enforceability of the SSA, have been obtained and are in full force and effect.

6 The Company has an authorised share capital of Rs 170,000,000 comprised of 17,000,000 shares of Rs 10/-each and has an issued share capital of 120,002,300/- There are no rights of pre-emption in favour of existing shareholders which would apply in relation to the allotment and issue of Shares to SARF under the SSA.

     Except as required by the laws of India and notified to SARF, it is not necessary or advisable that this Agreement be filed, registered, recorded or enrolled with any court, public office or other authority in any jurisdiction or that any documentary, registration or similar Tax or duty be paid on or in relation to any such Agreement.

     [The opinions set out above are subject to the following qualifications -

                                  SCHEDULE 5

                          (referred to in Clause 2.1)

                        Representations and Warranties

1 The Company is a deemed public company, and the Sponsor is a public company listed on the NSE and the BSE, both are duly incorporated and validly existing and in good standing under the laws of India and have power to own their respective properties and assets, to carry on their respective businesses as presently conducted or proposed to be conducted, to implement and carry out the Project, to enter into and perform their respective obligations under this Agreement and for the Company to allot and issue any shares or warrants to be issued pursuant to this Agreement.

2 The Company and the Sponsor have taken all necessary corporate action to authorise the execution of this Agreement.

3 The report and financial statements of the Company for the period ended 30 September 1998 have been prepared in accordance with generally accepted accounting principles and practices consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Company at the date to which such financial statements have been prepared and since that date there has been no material adverse change in the financial condition or the business, assets or operations of the Company.

4 This Agreement has been duly executed and delivered by the Company and the Sponsor, constitutes legal, valid and binding obligations of the Company and the Sponsor respectively and is enforceable in accordance with its express terms.

5 Neither the execution and delivery of this Agreement nor the compliance with the terms of such Agreement will violate the Memorandum and Articles of Association Company, nor will it violate the Memorandum and Articles of Association of the Sponsor or any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, agreement or other instrument to which the Company or the Sponsor is a party or by which it is bound or violate any of the terms or provisions of any judgement, decree or order or any statute, rule or regulation applicable to the Sponsor, the Company or the Project.

6 The Company is not in breach of or in default under any agreement (including but without limit any financing agreement) to which it is a party or by which it is bound to an extent or in a manner which might have a material adverse effect of the business or financial condition of the Company.

7 All permissions, licences, consents, registrations and authorisations and other approvals for the time being required under the laws of India to authorise the Subscription and allotment and issue of Shares and the Warrants under this Agreement and the carrying out and completion of the Project and for the validity or enforceability of this Agreement, have been obtained and are in full force and effect including but without limitation the Internet Services Provision Licence ("ISPL") with the Government of India.

8 The Company is not engaged in any significant litigation or arbitration proceedings and is not aware of any facts likely to give rise to any significant litigation or arbitration proceedings.

9 In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

10 The Company is not in default in the payment of any due and payable taxes, interest or penalties, or in the filing, registration or recording of any document or in breach of any legal or statutory obligation or requirement of the Company or of the Project.

11 Except as required by the laws of India and notified to SARF, it is not necessary or advisable that this Agreement be filed, registered, recorded or enrolled with any court, public office or other authority in any jurisdiction or that any documentary, registration or similar Tax or duty be paid on or in relation to any such Agreement. To the extent that any such amounts are payable, the Company warrants that such amounts shall be paid by it.

12 For the purposes of paragraphs 12 and 13 the following words shall have the following meanings -

12.1.1 "Encumbrance" means any interest or equity of any Person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security arrangement or agreement; and any rental, hire purchase, credit sale or other agreement for payment of deferred terms.

12.1.2 "Hardware" means any computer equipment used by or for the benefit of the company at any time including, without limitation, parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including without limitation, cabling and other peripheral and associated electronic equipment but excluding all software.

12.1.3 "Intellectual property" means patents, trade marks, service marks, rights (registered or unregistered) in any designs; applications for any of the foregoing, trade or business names; copyright (including rights in computer software) and topography rights; know-how; secret formulae and processes; lists of suppliers and customers and other confidential and proprietary knowledge and information; rights protecting goodwill and reputation; database rights such things and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

12.1.4 "Intellectual Property Agreements" means agreements or arrangements relating in any way whether wholly or partly to Intellectual Property.

12.1.5 "Listed Intellectual Property" means the intellectual property referred to in the list annexed at Appendix A to this Agreement.

12.1.6 "Listed Intellectual Property Agreements" means the Intellectual Property Agreements set out in the list annexed at Appendix B to this Agreement.

12.1.7 "Software" means any set of instructions for execution by a computer processor used by or for the benefit of the Company at any time irrespective of application, language or medium.

12.1.8 "Software Products" means any software and associated documentation and materials, which is now or has at any previous time been supplied by the Company.

12.2 The Company and/or the Sponsor is/are the sole legal and beneficial owner/s free from Encumbrances of the Listed Intellectual Property and (where such property is capable of registration) the registered proprietor thereof and (save for copyrights and unregistered design rights not included in the Listed Intellectual Property) owns no other Intellectual Property.

12.3 Save as may appear from the Listed Intellectual Property Agreements no person has been authorised to make any use whatsoever of any Intellectual Property owned by the Company.

12.4 Save as may appear from the Listed Intellectual Property Agreements all the Intellectual Property used by the Company and/or Sponsor is owned by it and it does not use any Intellectual Property in respect of which any third party has any right, title or interest.

12.5 All the Intellectual Property rights owned or used by the Company and/or Sponsor are valid and enforceable and nothing has been done, omitted or permitted whereby any of them has ceased or might cease to be valid and enforceable.

12.6 None of the processes or products of the Company infringes any Intellectual Property or any right of any other person relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to the Company by any person in circumstances which might entitle that person to make a claim against the Company.

12.7 None of the Listed Intellectual Property is being used, claimed, applied for, opposed or attached by any person.

12.8 The Company and the Sponsor are not aware of any infringement of the Listed Intellectual Property or of any rights relating to it by any person.

12.9 There are no outstanding claims against the Company or the Sponsor for infringement of any Intellectual Property or of any rights relating to it used (or which has been used) by the Company or the Sponsor and during the last three years no such claims have been settled by the giving of undertakings which remain in force. Neither the Company nor the Sponsor has received any actual or threatened claim that any of the Listed Intellectual Property is invalid nor is the Company or the Sponsor aware of any reason why any patents should be amended.

12.10 Confidential information and know-how used by the Company and the Sponsor is kept strictly confidential and the Company and the Sponsor operates and fully comply with procedures which maintain such confidentiality. The Company and the Sponsor are not aware of any such confidentiality having been breached. The Company and the Sponsor have not disclosed (except in the ordinary Course of the Company's business) any of the Company's know-how, trade secrets or list of customers to any other person.

12.11 All application and renewal fees, costs, charges, taxes and other steps required for the maintenance or protection of the Listed Intellectual Property have been duly paid on time or taken and none of such rights are subject to any existing challenge or attach by a third party or competent authority and there are no outstanding patent office or trade marks registry deadlines which expire within three months of the date of this Agreement.

12.12 The Listed Intellectual Property Agreements are all the intellectual property agreements to which the Company is a party and each of them is valid and binding and the Company and/or the Sponsor is/are not in breach of any of the provisions of such agreements.

12.13 All current advertising, marketing and sales promotions by the Company and the Sponsor comply with all applicable codes of practice and self-regulatory schemes. Neither the Company nor the Sponsor has been disciplined under any scheme or code in respect of any such advertising, marketing or sales promotion and no complaint has been made against it in respect thereof and there are no outstanding complaints or disciplinary proceedings against the company in respect thereof.

12.14 All persons retained or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the Company whereby all Intellectual Property which such persons may bring into existence during their work for the Company vets in the Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Company and its business.

12.15 None of the Intellectual Property owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, so far as the Company is aware, will it become so by operation of law.

12.16 The Company does not use on its letterhead, brochures, sales literature or vehicles nor does it otherwise carry on its business under any name other than its corporate name.

13       Computer Systems

13.1 The Hardware has been satisfactorily maintained and supported and has the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than 24 months notice.

13.2 The Hardware and Software have adequate capability and capacity for the projected requirements of the Company for not less than one year following the date of this Agreement for the processing and other functions required to be performed for the purposes of the business of the Company and the Project.

13.3 Disaster recovery plans are in effect and are adequate to ensure that the Hardware, Software and data can be replaced or substituted without material disruption to the business of the Company.

13.4 In the event that any person providing maintenance or support services for the hardware, Software and Data ceases or is unable to do so the Company has all necessary rights and information to procure the carrying out of such services by employees or by a third party without undue expense or delay.

13.5 The Company has sufficient technically competent and trained employees to ensure proper, handling, operation, monitoring and use of its computer systems.

13.6 The Company has adequate procedures to ensure internal and external security of the Hardware, Software and Data, including (without limitation) procedures for preventing unauthorised access, preventing the introduction of a virus, taking and storing on-site and off-site back-up copies of Software and Data.

13.7 Where any of the records of the Company are stored electronically, the Company is the owner of all hardware and software licences necessary to enable it to keep, copy, maintain and use such records in the course of its business and does not share any hardware or software relating to the records with any person.

13.8 The Company has all the rights necessary (including rights over the source code if available) to obtain, without undue expense or delay, modified versions of the Software which are required at any time to improve in any regard the operation and/or efficiency of the Software.

13.9 The Company owns, and is in possession and control of, original copies of all the manuals, guides, instruction books and technical documents (including any corrections and updates) required to operate effectively the Hardware and Software.

13.10 The Hardware and Software have never unduly interrupted or hindered the running or operation of the Company's business, and have no defects in operation which so affect the Company's business.

13.11 The Hardware is the absolute property of the Company free from encumbrances except to the extent disclosed by the Company in Appendix C;

13.12 All Hardware, Software, Software Products and other equipment used by the Company is Year 2000 Compliant.

13.13 "Year 2000 Compliant" means the ability to provide all the following functions:

13.13.1 accurate processing of all date information whether before, during or after 01 January 2000, including, without limitation, accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates;

13.13.2 performing all processing accurately, efficiently and without interruption before, during and after 01 January 2000 without any change in operations, or in any input or output procedures;

13.13.3 processing date input accurately in a way that does not create any ambiguity as to century;

13.13.4 storing, retrieving and processing date information accurately and in a manner that does not create any ambiguity as to century; and

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

13.13.5 presenting all date output information accurately and in a manner that does not create any ambiguity as to century.

14 The Company has disclosed to SARF in writing all information, estimates and forecasts relevant for the disclosure to a person contemplating making an equity investment in the Company. All information, estimates and forecasts so disclosed were prepared with due care and the Company is not aware of any reason why any such information, estimate or forecast should now be altered in any material respect.

15       As at the date of this Agreement-

15.1     the [authorised/issued] share capital of the Company is [           ],
         divided into [       ] ordinary shares of [          ] each par value,
         which are [all] [issued], outstanding and fully paid;

15.2 immediately prior to the execution of this Agreement all of the shares referred to in paragraph 15 are legally and beneficially owned by the Sponsor;

15.3 there are no agreements or arrangements in force which provide for the present or future allotment, issue or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the allotment, issue or transfer of any share or loan capital of the Company [(including any option or right of pre-emption or conversion) there are no rights of pre-emption in favour of existing shareholders which would apply in relation to the allotment and issue of Shares to SARF under this Agreement] [OR] [all rights of pre-emption in favour of existing shareholders have been duly disapplied for the purposes of permitting the allotment and issue of Shares to SARF under this Agreement];

16 Save as expressly disclosed to SARF, no indebtedness, mortgage, charge, pledge, lien or other Encumbrance exists over all or any of the present or future revenues, undertaking or assets of the Company and there is no subsisting agreement on the part of the Company to create any such mortgage, charge, pledge, lien or

         Encumbrance. The Company has not incurred, assumed or permitted to exist any indebtedness which has not been disclosed to SARF; and

17 The Company is lawfully entitled to issue the Warrants and any such issue of Warrants will be intra vires.

                                  SCHEDULE 6

                   (referred to in Schedule 3, paragraph 6)

            Form of Authorisation from the Company to its Auditors

                          [LETTERHEAD OF THE COMPANY]

To:   The Auditors

      [Address]


                                                                          [Date]

Dear Sirs,

We hereby authorise and request you to give to Commonwealth Development Corporation ("SARF") of One Bessborough Gardens, London SW2V 2JQ, England, all such information as SARF may reasonably request with regard to the financial statements of Satyam Infoway Limited ("the Company"), both audited and unaudited, which the Company has agreed to supply under the terms of the Shareholders and Share Subscription Agreement between the Company, Satyam Computer Services Limited, Mr. B. Ramalinga Raju and SARF dated [
19    ] ("the SARF Shareholders and Share Subscription Agreement").  For your information, we enclose a copy of the SARF Shareholders and Share Subscription Agreement.

We authorise you to send the audited accounts of the Company to SARF to enable us to satisfy certain obligations to SARF under the SARF Shareholders and Share Subscription Agreement. When submitting the same to SARF, you are also requested to send, at the same time, a copy of your full report on such accounts in a form acceptable to SARF. Your attention is also drawn to the information, certificates, reports and confirmation to be provided by you pursuant to Clause
5.1.18 of the SARF Shareholders and Share Subscription Agreement. Please note that under Clause 5.1.18.3 of the SARF Shareholders and Share Subscription Agreement, the Company is obliged to provide SARF with a copy of any report or communication sent by the auditors to the Company its relation to the financial position or affairs of the Company which is of a material nature. You are accordingly hereby also requested to submit the same to SARF in accordance with the SARF Shareholders and Share Subscription Agreement.

      For our records, please ensure that you send to us a copy of every letter which you receive from SARF immediately upon receipt and a copy of each reply made by you immediately upon issue thereof.

Yours faithfully

for and on behalf of

Satyam Infoway Limited

copied to -    CDC Advisors Private Ltd

               11, Golf Links, New Delhi, India

               Fax - 011 2691693

Enc - SARF Share Subscription Agreement

                                  Schedule 7

                        Definitions and Interpretation

In this Agreement, except where the context otherwise requires -

"Board" means the Board of Directors of the Company as constituted from time to time;

"Business Day" means a day on which banks are open for business (including dealings in foreign currency deposits and exchange) in India and, in the context of a payment being made to or from a bank in a place other than India, such other place;

"Brand Name" shall bear the meaning ascribed to it in Clause 5.2.4;

"CDC Advisors Private Ltd" means CDC Advisors Private Ltd, a company incorporated under the Company's Act 1956 and having its registered office at 11, Golf Links, New Delhi, India Pin Code 110 003.

"SARF Group" means SARF and its Subsidiaries for the time being;

"Change of Control" when applied to the Sponsor shall be deemed to have occurred if (a) Mr. B Ramalinga Raju ceases to be on the board of directors of the Sponsor, and/or (b) the Sponsor is the subject of a successful takeover, and/or
(c) any person acquires (directly or indirectly) or becomes the owner (legally or beneficially) of (either by way of a single acquisition or over a period of time by way of multiple acquisitions) 25.1 % or more of the issued share capital of the Sponsor after the date hereof;

"Closing Date" means 31.10.99 or such later date as SARF and the Company may agree in writing;

"Company", "Sponsor", "Mr. B. Ramalinga Raju", and "SARF" shall bear the respective meanings assigned to those expressions at the beginning of this Agreement and in each case shall include the successors in title and permitted assigns of the party in question;

"Conditions" shall bear the meaning set out in Clause 15.2;

"Dangerous Substance" means any natural or artificial substance which may give rise to material risk of causing harm to man or other living organism or damaging the environment including any controlled, special hazard, toxic, radioactive or dangerous waste;

"Director" means a director of the Company from time to time;

"Environmental Law" means any law, common law, regulation, directive, treaty, code of best practice, constitution, or the like concerning the protection of human health, the environment or the condition of the workplace or the generation, transportation, storage, treatment, processing or disposal of any Dangerous Substance;

"Environmental Licenses" means any permit, license, authorisation, consent or other approval required by any Environmental Law;

"Fair Market Value" shall bear the meaning set out in Clause 15.2.1;

"Financial Year" means the financial year of the Company commencing on April 1 every year and ending on March 31 of the following year, or such other financial year of the Company as the Company may, with SARF's prior consent, from time to time legally designate as its financial year;

"ISPL" shall bear the meaning set out in Schedule 5, paragraph 7;

"Listing" means the unconditional admission of the Shares to the official list of either the NSE, the BSE or such other recognised stock exchange in India or the United States of America approved by SARF;

"Project" shall bear the meaning set out in Schedule 1;

"Register" means the register of Warrant holders required to be maintained pursuant to Clause 15.9;

"RBI" means the Reserve Bank of India;

"Rupees" or "Rs" means Indian rupees, the lawful currency for India for the time being.

"SEBI" means the Securities and Exchange Board of India, a body established under the provisions of the Securities and Exchange Board of India Act, 1992;

"Shareholders" means SARF and the Sponsor or any purchaser or transferee of Shares in accordance with this Agreement and individually a "Shareholder";

"Shares" means ordinary shares in the capital of the Company having a par value of Rs10 each;

"Shareholding Percentage" means in relation to a Shareholder, a fraction the numerator of which is the total number of Shares held by the Shareholder and the denominator of which is the total number of Shares (including Shares held by that Shareholder):

     (a)  in issue; or

     (b) where the reference requires something to be apportioned between a number of Shareholders, held by those Shareholders;

     (c)  which fraction is expressed as a percentage.

"Stock Exchanges" means the NSE, the BSE or such other recognised stock exchange in India or the United States of America or other stock exchanges as envisaged by Clause 13.9, as approved by SARF;

"Subscription Monies" means, in respect of:

     the Sponsor:   Rs52.50m

     SARF:          Rs210m

"Subsidiary" of a company or corporation means any company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c) which is a subsidiary of another subsidiary of the first mentioned company or corporation;

"Taxes means all present and future income and other taxes, levies, rates, imposts, duties, deductions, charges and withholdings whatsoever imposed by any authority having power to tax and all penalties, fines, surcharges, interest or other payments on or in respect thereof and "Tax" and "Taxation" shall be construed accordingly.

"Warrantholder" means on the Company granting Warrants to SARF and the Sponsor in accordance with Clause 15, SARF and the Sponsor or, if the Company does not grant Warrants to either of SARF or the Sponsor if they fail to fulfill the condition attaching to Clause 15, then SARF/the Sponsor as appropriate;

"Warrants", "Warrant Exercise Price", "Warrant Exercise Period", "Exercise Date", "Subscription Right(s)", "Warrant Exercise Notice" and "Warrant Exercise Date" shall each bear the meaning set out in Clause 15.

"Web Sites" means software developed by the Company or its marketing agents for creating customer business information and service so that it can be positioned on the Internet.

"Year 2000 Compliant" shall bear the meaning set out in Schedule 5, Clause 13.

Unless the context or the express provisions of this Agreement otherwise require

(a)   words importing the singular shall include the plural and vice versa;

(b) references to persons shall include any firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing and any other legal entity;

(c) the expressions "hereof", "herein" and similar expressions shall be construed as references to this Agreement as a whole and not be limited to the particular Clause or provision in which the relevant expression appears;

(d) a company or corporation is to be treated as another's "associated company" at a given time if at that time one of the two has control of the other or both are under the control of the same person or persons; and

(e) a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its Board of Directors or equivalent body;

(f) references to Recitals, Sections, Clauses, Schedules and paragraphs are references to, respectively, Recitals, Sections, Clauses of and Schedules and paragraphs to this Agreement;

(g) the Index hereto and headings herein shall not affect the construction of this Agreement;

(h) any reference to any agreement or document shall be construed as a reference to such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Agreement with respect to amendments;

(i) this Agreement is divided into Sections and the Sections are divided into Clauses; and

(j) where, unless expressly stipulated to the contrary, there is a reference to "equivalent value of the relevant currency", such value will be calculated by reference to the average middle spot price for buying the relevant currency from Barclays Bank Plc on the Business Day immediately preceding the date of calculation of the sum referred to.

                                  SCHEDULE 8

                           Form of Deed of Adherence


THIS DEED OF ADHERENCE is made on [        ]


BY


[insert name of New Shareholder] of [insert address of New Shareholder] (the "New Shareholder") in favour of the persons whose names are set out in the Schedule to this Deed ("Existing Shareholders") and is supplemental to the Share
Subscription  and Shareholders' Agreement dated [     ] 1998 between (1)
Satyam Computer Services Limited, (2) B. Ramalinga Raju, (3) South Asia Regional Fund and (4) Satyam Infoway Limited (the Company) (the "Agreement").

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS -

1 The New Shareholder confirms that it has read a copy of the Agreement and the Articles of Association of the Company, and covenants with each person named in the Schedule to this Deed (each Existing Shareholder agreeing as follows) to be subject to the same obligations and entitled to the same rights as the party whose Shares the New Shareholder has/will acquire and to otherwise perform and be bound by all the terms of the Agreement as if the New Shareholder were named in the agreement as a party thereto. The Parties hereto agree to take all steps necessary to give effect to the provisions of this Deed.

2 This Deed (and any dispute controversy, proceedings or claim arising out of or in any way relating to this Deed or its formation) shall be governed by and construed in accordance with the laws of India.

3 Any and all claims, disputes, questions or controversies involving the parties and arising out of or in connection with this Deed, or the execution, interpretation, validity, performance, breach or termination hereof (including, without limitation, the provisions of this Section 3 collectively, "Disputes") which cannot be finally resolved by the parties within sixty (60) calendar days of the arising of a Dispute by amicable negotiation and conciliation shall first be submitted for settlement by informal arbitration to an arbitral panel consisting of one member of the Board of Directors (or any nominee thereof) of each of the Related Subscribers and the New Shareholder. If any such panel, negotiating in good faith, is unable to resolve and settle the dispute within sixty (60) calendar days after the Dispute is first submitted to it, then any representative of such panel shall be entitled to cause the Dispute to be submitted for settlement pursuant to the terms of Section 3.1 hereof.

3.1 Any Dispute which is not settled after an attempt by the parties to the Dispute at amicable negotiations and conciliation under Section 3 shall be resolved by final and binding arbitration. The arbitration shall be held in Singapore in accordance with the Rules of United Nations Commission for International Trade Law ("UNICITRAL Rules") as then existing and shall be heard and determined by an arbitral tribunal composed of three (3) arbitrators. Each of the Related Subscribers and the New Shareholder shall appoint one arbitrator, and both of such arbitrators shall appoint a third arbitrator who shall serve as the Chairman of such arbitral tribunal, provided that such third arbitrator is not a citizen of the United Kingdom or India. If any of the Related Subscribers or the New Shareholder fails or decides against appointing an arbitrator within a period of thirty (30) days after the appointment of the first arbitrator, or if the arbitrators designated by the Related Subscriber or New Shareholder fail or otherwise are unable to appoint the third arbitrator within (30) days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be selected by the President of the International Chamber of Commerce, Singapore, which shall act as the appointing authority.

3.2 All arbitration proceedings shall be conducted in the English language and the arbitral award (the "Award") shall be rendered no later thin six (6 months from the commencement of the arbitration or as otherwise provided by the UNICITRAL Rules, unless otherwise extended by the arbitral tribunal for no more than an additional six (6) months for reasons that are just and equitable. In connection with the arbitration proceedings, the parties hereby agree to co-operate in good faith with each other and the arbitral tribunal and to use their respective best efforts to respond promptly to any reasonable discovery demand made by any party and the arbitral tribunal.

3.3 Except as otherwise required by law or any applicable stock exchange rules and regulations, the arbitral proceedings and the Award shall not be made public without the joint consent of the parties to the Dispute and each such party shall maintain the confidentiality of such proceedings or the Award, unless otherwise permitted by the other party in writing. The costs of the arbitration shall be borne by the parties to the Dispute in accordance with the applicable provisions stipulated in the UNCITRAL Rules. Unless the Award provides for non-monetary remedies, any such Award shall be made and shall be promptly payable in US Dollars or other Designated Currency net of any tax or other deduction. The Award shall include interest from the date of any breach or other violation of this Deed and the rate of such interest shall be specified by the arbitral tribunal and shall be calculated from the date of any such breach or other violation to the date when the Award is paid in full; provided, however, that in no event shall such interest rate be lower than the prime commercial lending rate announced by Citibank, NA at its principal office at New York, United States of America for ninety (90) day loans extended to responsible commercial borrowers.

3.4 All notices and other communications by one party to the Dispute to the other or by the arbitral tribunal to any of the parties in connection with the arbitration hereunder shall be in accordance with the provisions of Clauses 23.1 to 23.3 of the Agreement save for the fact that the New Shareholder's details are contained at the start of this Deed.

3.5 The parties expressly understand and agree that the award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Application shall be made to any court having jurisdiction over the party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement. The parties acknowledge and agree that this Deed and any Award pursuant hereto shall be governed by the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards and the [Indian] Arbitration and Conciliation Act, 1996.

3.6 Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder, shall relieve any of the parties of their respective obligations under this Deed.

3.7 Each party hereby agrees that all of the transactions contemplated by this Deed shall constitute and shall be deemed to constitute commercial activities. To the extent that any party may be entitled in any jurisdiction whatsoever to claim immunity, whether characterised as sovereign or otherwise, from litigation, execution, set-off, attachment or other legal process of any nature whatsoever, it hereby expressly and irrevocably waives such immunity.

4 Terms defined in the Agreement shall, except where otherwise indicated herein, have the same meanings as those set out in the Agreement.

IN WITNESS whereof this Deed has been executed by the New Shareholder and the Existing Shareholders and is intended to be and is hereby delivered on the date first above written.

[Schedule to Deed to include all parties (including by way of earlier Deeds of Adherence) to the Agreement]

                                  SCHEDULE 9

                    Form of Registered Warrant Certificate

[Face]

CERTIFICATE                        NUMBER OF                    TOTAL
NUMBER                             WARRANTS                     EXERCISE MONEYS

                                   SATYAM INFOWAY LIMITED

                  REGISTERED WARRANTS TO SUBSCRIBE FOR SHARES

THIS IS TO CERTIFY that the undermentioned person(s) is/are the registered holder(s) of the number of Warrants specified below and is/are entitled, upon and subject to the conditions set out below and on the reverse hereof and in a Share Subscription and Shareholders Agreement between Satyam Infoway Limited (the "Company"), Satyam Computer Services Limited, South Asia Regional Fund and
Mr. B. Ramalinga Raju dated [    ] 1998 (the "SSA") on any of the Warrant
Exercise Date(s) or as otherwise set out in the SSA to subscribe in respect of each Warrant at the Warrant Exercise Price per Warrant specified below for fully paid Share(s) of Satyam Infoway Limited.

Number of Warrants:

Warrant Exercise Price per Warrant:  As set out in the SSA.

[Name and address of Warrantholder]

Terms not defined herein shall bear the meaning set out in the SSA.

GIVEN under the Seal of Satyam Infoway Limited on this       day of      199   .

NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE WILL BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE.

REGISTRAR:

                                  CONDITIONS

1.    Definitions

1.1 In those conditions terms defined in the SSA shall have the same meaning herein.

2.    Exercise of Subscription Rights

2.1 Subject to the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto the registered holder of the Warrants represented by this Warrant certificate shall have the right, which may be exercised in whole or in part at any time during the Warrant Exercise Period, or as otherwise specified in the SSA under to subscribe for fully paid Shares at the Warrant Exercise Price per Share, subject to and in accordance with the SSA.

2.2 As soon as practicable after the relevant allotment of Shares under this condition (and not later than 14 days after the relevant Warrant Exercise
      Date) the Company will or will procure the issue free of charge to the Warrantholder(s) of the Warrant represented by this Warrant certificate:

2.2.1 a certificate (or certificates) for the relevant Shares in the name(s) of such Warrantholder(s);

2.2.2 (if applicable) a balancing Warrant certificate in the registered form in the name(s) of such Warrantholder(s) in respect of any Subscription Rights represented by this Warrant certificate and remaining unexercised; and

2.3 The certificate(s) for Shares arising on the exercise of the Subscription Rights, the balancing Warrant certificate (if any) will be available for collection at the registered office of the Company or, if so requested, will be sent by registered mail to the address specified in the Warrant Exercise Notice at the risk of that person.

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3.    Registered Warrants

      The Warrants are issued in registered form. The Company shall be entitled to treat the registered holder of any Warrant as the absolute owner thereof and accordingly shall not, except as ordered by a Court of competent jurisdiction or required by law, be bound to recognise any equitable or other claim to or interest in such Warrant on the part of any other person, whether or not it shall have express or other notice thereof.

4.    Transfer, Transmission and Register

4.1 Warrants are transferable, by instrument of transfer in any usual or common form or in any other form which may be approved by the Directors. The Company shall maintain the Register accordingly. The Register may be as required or permitted under Indian law or regulation to be closed from time to time. Transfers of Warrants must be executed by both the transferor and the transferee. The provisions of the Company's Articles of Association relating to the registration, transmissions and transfer of Shares and the register of members shall, mutatis mutandis, apply to the registration, transmission and transfer of the Warrants and the Register.

5.    Purchase and Cancellation

5.1 The Company or any of its Subsidiaries may so far as permitted by law in India (subject to the agreement of SARF if it is desirous of selling) at any time purchase Warrants from SARF. All Warrants purchased as aforesaid shall be cancelled forthwith and may not be reissued or re-sold.

6.    Replacement of Warrant Certificates

      If a Warrant Certificate is mutilated, defaced, lost or destroyed, it may, at the discretion of the Company, be replaced at the principal office of the Registrar on payment of such costs as may be incurred in connection therewith and on such terms as to evidence, indemnity and/or security as the Company may require. Mutilated or defaced Warrant certificates must be surrendered before replacements will be issued.

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7.    Rights of Warrantholders on winding up

      The SSA provides that if an effective resolution is passed for the winding up of the Company, then Warrantholders may have certain options.

8.    Governing Law

      The Warrants are governed by and will be construed in accordance with the laws of India.

9. The Warrants are (in addition to the above conditions) issued subject to the terms and conditions set out in a Shareholders and Share Subscription Agreement between SARF, Satyam Computer Services Ltd and Satyam Infoway
      Ltd dated [    ] 1998.

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                                EXERCISE NOTICE

(To be executed and lodged with the Registrar to exercise the Subscription Rights represented by this Warrant certificate)

To:   Satyam Infoway Limited

      (the "Company")

Terms not defined herein shall have the same meaning as in the SSA (as defined below). The undersigned, being the duly registered holder(s) of the Warrant(s) represented by this Warrant certificate:-

(A)   hereby irrevocably elect(s) to exercise the Subscription Rights in respect
      of [   ] Warrants represented by this Warrant certificate and to
      subscribe for the relevant number of Shares in the capital of the Company at the applicable Warrant Exercise Price, and agree(s) to accept such Shares on the terms of the Memorandum of Association and Articles of Association of the Company and subject to the rights and restrictions set out in the Share Subscription and Shareholders Agreement between South Asia Regional Fund, Satyam Computer Services Limited, Mr. B. Ramalinga
      Raju and Satyam Infoway Limited dated [     ] 1998 ("SSA");

(B) make(s) payment in full for such Shares by sending herewith a cheque, draft or money order drawn on a bank account in India for value no later
      than the relevant Warrant Exercise Date, for the full amount of [     ]
      [(NOTE (1)];and

(C) request(s) that a certificate for such Shares and a balancing Warrant certificate (if any) in registered form in respect of any Subscription Rights represented by this Warrant certificate and remaining unexercised be issued in the name(s) of the person(s) whose name(s) stand(s) in the Register of

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      Warrantholders as the Warrantholder(s) of the Warrant(s) represented by this Warrant certificate and such certificate(s), be sent by post at the risk of such Warrantholder(s) to the address of such Warrantholder(s).


      Dated:

Signature(s)

NOTES:-

(1) Cheques, drafts or money orders should be drawn in Rupees on a bank account in India or such other place as may be determined by the Directors and be made payable to Satyam Infoway Limited.

(2)   In the case of a joint holding, all joint holders must sign.

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                                  APPENDICES

 List of Registered Intellectual Property and Intellectual Property Agreements

Intellectual Property

Satyam - brand name and logo    Applied for registration in the name of Satyam
                                Computer Services Ltd. in India

Intellectual Property Agreements

1) International Electronic Commerce Agreement dated February 14, 1997 between "Sterling Commerce International Inc., a Delaware, USA corporation and "Satyam Infoway Ltd".

2) Agreement dated June - 1997 between Open Market Inc. Massachusetts, USA and "Satyam Infoway Ltd".

3) Agreement dated April 18, 1997 between "Compuserve Inc"., Columbus, Ohio, USA and "Satyam Infoway Ltd"; and

4) Agreement dated November 12, 1998 between "ELIASCHEM", Israel and "Satyam Infoway Ltd".

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